EXHIBIT 10.2
TRANSITION AGREEMENT
TRANSITION AGREEMENT (“Agreement”), dated as of January 31, 2021, between PVH CORP., a Delaware corporation (“PVH” and, together with its subsidiaries, the “Company”), and EMANUEL CHIRICO (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company has previously entered into a Third Amended and Restated Employment Agreement with the Executive dated as of May 19, 2019 (as amended, the “Employment Agreement”);
WHEREAS, the Executive intends to retire as an employee of the Company on December 31, 2021 (the “Retirement Date”);

WHEREAS, in connection with his planned retirement, the Executive wishes to step down from the position of Chief Executive Officer of PVH;

WHEREAS, the Company has named a successor to assume the Executive’s duties as Chief Executive Officer of PVH (the “Successor”), effective February 1, 2021;

WHEREAS, the Company and the Executive wish to provide for the smooth and effective transition of the Executive’s duties to the Successor; and

WHEREAS, the Executive desires to be employed by the Company on the terms and conditions set forth herein, and agrees that this Agreement shall supersede the terms and conditions of the Employment Agreement as of the Effective Date, defined below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1. Employment.
(a) Effective Date. This Agreement shall be effective as of February 1, 2021 (the “Effective Date”). Until the Effective Date, the terms and conditions of the Employment Agreement shall continue in full force and effect.
(b) Retirement of the Executive.  The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in accordance with the terms and conditions hereof, from the Effective Date through the Retirement Date, subject to earlier termination in accordance with the provisions of Section 3. The Executive shall be an employee at will and this Agreement shall not constitute a guarantee of employment. Each of the parties acknowledges and agrees that either party may terminate the Executive’s employment at any time, for any reason, with or without Cause (as defined in Section 3(a)(i)). The period commencing on the Effective Date and ending on the Retirement Date (or any earlier effective date of the termination of the Executive’s employment) is hereinafter referred to as the “Transition Period.” For the avoidance of doubt, the Executive acknowledges and agrees that his relinquishment of the title and duties of Chief Executive Officer of PVH, and his employment on the terms and conditions set forth herein, do not constitute the basis for the Executive to terminate his employment for “Good Reason” under the Employment Agreement nor give rise to any other claim thereunder.
(c) Position and Duties.
(i)
The Executive shall continue to serve as the Chairman of the Board of Directors of PVH (which for purposes of this Agreement includes any committee thereof, unless the context otherwise requires (the “Board”)) for the remainder of his current term as a director of PVH, and, if re-elected to the Board at PVH’s 2021 annual meeting of stockholders, shall be reappointed by the Board as Chairman for such term. In connection with the foregoing, the Board shall cause the Executive to be nominated for reelection to the Board at PVH’s 2021 annual meeting. There shall be no obligation to nominate the Executive for reelection to the Board beyond the term ending at PVH’s 2022 annual meeting of stockholders or to appoint the Executive as Chairman for any subsequent term, nor for the Executive to serve in any such capacity

(ii)
During the Transition Period, the Executive shall have such duties and responsibilities as may be reasonably assigned from time to time to the Executive by the Board, consistent with the Company’s By-Laws and his position as Chairman. Without limiting the generality of the foregoing, the Executive shall provide support to the Successor, as requested, to ensure the smooth and effective transition to the Successor of the Executive’s former duties as Chief Executive Officer, including but not limited to by way of providing advice, transferring institutional knowledge, and making key business partner and stakeholder introductions. In addition, the Executive shall serve as a liaison between the Successor and the independent directors on the Board, as and when needed, shall coordinate Board agendas with the Successor and the Board’s presiding director, and lead executive sessions of the Board, other than sessions in which only the independent directors participate. The Executive’s services shall be performed at a location mutually agreed between the Company and the Executive. For the avoidance of doubt, the Executive’s duties hereunder are not intended to qualify him as an “officer” as defined in Rule 16a-l(f) or Rule 3b-2 or an “executive officer” as defined under Rule 3b-7, and the Company does not intend to treat him in such capacities, in each case promulgated under the Securities Exchange Act of 1934, as amended.

(iii)
During the Transition Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote the necessary business attention and time to discharge the responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform faithfully and conscientiously such responsibilities. During the Transition Period, the Executive shall be entitled to (A) serve as a member of up to three for-profit company boards of directors with the prior approval of the Board in accordance with PVH’s Corporate Governance Guidelines; provided, however, that, without the prior approval of the Board, the Executive shall only serve on two such boards of directors prior to September 1, 2021, (B) serve on a reasonable number of civic and charitable boards and (C) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, in the reasonable judgment of the Board, with the performance of the Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies, values and reputation. For the avoidance of doubt, the Executive’s service as a member of the boards of directors of Dick’s Sporting Goods, Inc. and Conagra Foods, Inc. has been approved by the Board, shall count toward the foregoing limit of three for-profit company boards of directors and his continued service thereon beyond his current term on each need not be approved.

2. Compensation.
(a) Base Salary and Board Compensation. During the Transition Period, the Company shall pay the Executive a base salary at an annual rate of $1,200,000 (the “Base Salary”), payable in accordance with the normal payroll procedures of the Company in effect from time to time. The term Base Salary as utilized in this Agreement shall refer to the Executive’s annual base salary as then in effect. Payment of the Base Salary shall end on the Retirement Date and, thereafter, so long as he remains a member of the Board, the Executive shall be entitled to compensation in accordance with the compensation package and practices approved by the Board for non-employee directors.
(b) Incentive Compensation.
(i)
The Executive shall be entitled to the payout of his annual bonus award for PVH’s 2020 fiscal year in accordance with the terms of the Company’s Performance Incentive Bonus Plan and the award granted thereunder to the Executive for such year.  During the Transition Period, the Executive shall not be eligible to receive annual bonus awards for PVH’s 2021 fiscal year or otherwise participate in any of the Company’s existing and future bonus and stock plans and other incentive compensation programs for similarly situated executives (collectively, “Plans”), other than with respect to awards granted under a Plan prior to the date hereof and as expressly provided in Section 2(b)(iii) below. Except as otherwise provided herein, the terms of each Plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof. Without limiting the generality of the foregoing, the definition of “Cause” hereunder shall not supersede the definition of “cause” in any Plan (unless the Plan expressly defers to the definition of “cause” under an executive’s employment agreement) and any rights of the Executive hereunder upon and subsequent to the termination of the Executive’s employment shall be in addition to, and not in lieu of, any right of the Executive under any Plan then in effect upon or subsequent to a termination of employment.

(ii)
Notwithstanding anything herein to the contrary, if the Executive’s employment with the Company terminates for any reason, including on the Retirement Date, other than by reason of death or for Cause, such termination shall be treated as a Retirement (as defined in PVH’s Stock Incentive Plan, as amended and restated effective April 30, 2020 (the “Stock Incentive Plan”)) for purposes of the Executive’s then-outstanding equity incentive awards granted under the Stock Incentive Plan. For the avoidance of doubt, if the Executive’s employment is deemed to have terminated due to Retirement, the Executive’s then-outstanding performance share unit awards shall remain outstanding and shall pay out, if at all, based on actual performance and without proration.

(iii)
The Executive shall be granted an award of restricted stock units (the “FY 2021 RSUs”) on the same date that standard annual grants are made to the Company’s senior executives, which shall have an aggregate grant date value of $3,000,000, subject to the Executive’s continued employment with the Company on the date in 2021 that standard annual grants are made to its senior executives. The FY 2021 RSUs shall vest on December 31, 2021, subject to the Executive’s continued employment with the Company on such date. Notwithstanding the foregoing, if the Executive’s employment with the Company terminates prior to December 31, 2021 due to the Executive’s (x) death, (y) Disability or (z) termination by the Company without Cause, the FY2021 RSUs shall become 100% vested on the effective date of the termination of Executive’s employment.

(c) Benefits. The Executive shall be eligible to participate in all employee benefit and insurance plans sponsored or maintained by the Company for similarly situated executives (including any savings, retirement, life, health and disability plans), to the extent that the Executive is qualified to participate in any such plan under the generally applicable provisions thereof in effect from time to time. Nothing herein shall be deemed to prohibit the Company or the Board from amending or terminating any such plan in its sole and absolute discretion. Except as otherwise provided herein, the terms of each such plan shall govern the Executive’s rights and obligations thereunder during the Executive’s employment and upon the termination thereof.
(d) Expenses. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval. Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid. Also under Section 409A (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement under this Section 2(d) cannot be subject to liquidation or exchange for another benefit. The Company also shall pay the Executive’s professional fees incurred to negotiate and prepare this Agreement and related agreements in an amount not to exceed $25,000.
(e) Capital Accumulation Program. The parties hereto acknowledge and agree that the Executive is party to an agreement with the Company under the Company’s Capital Accumulation Program (the “CAP Agreement”), pursuant to which the Executive is entitled to an aggregate benefit equal to $2,000,000 (the “CAP Benefit”), subject to the terms and conditions of the CAP Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that the CAP Benefit is fully vested as of the date hereof.
3. Termination of Employment Prior to the Retirement Date. The Executive’s employment hereunder shall terminate, or shall be subject to termination at any time prior to the Retirement Date, as follows:
(a) Termination for Cause by the Company. The Company may terminate the Executive’s employment with the Company at any time for Cause. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company or any affiliate thereof (other than any severance plan or policy) as to which the Executive held rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”). For the avoidance of doubt, the Executive shall forfeit the FY2021 RSUs and have no right to receive any amounts under the Company’s severance policy upon the Executive’s termination for Cause.
(i)
For purposes of this Agreement, “Cause” shall be defined as: (1) gross negligence or willful misconduct, as the case may be, (A) in the performance of the material responsibilities of the Executive’s office or position, which results in material economic harm to the Company or its affiliates or (B) that results in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or any affiliate (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Company that specifically identifies the manner in which the Board or the Company believes that the Executive has not substantially performed the Executive’s duties, and the Executive has not cured such failure to the reasonable satisfaction of the Board or the Company within 20 days following the Executive’s receipt of such written demand; (3) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation) or a crime of moral turpitude; (4) the Executive having willfully divulged, furnished or made accessible to anyone other than the Company, its directors, officers, employees, auditors and legal advisors, otherwise than in the ordinary course of business, any Confidential Information (as hereinafter defined); (5) any act or failure to act by the Executive, which, under the provisions of applicable law, disqualifies the Executive from acting in any or all capacities in which the Executive is then acting for the Company; or (6) any material breach of this Agreement, the Company’s Code of Business Conduct and Ethics or any other material Company policy.

(ii)
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The Executive’s employment shall not be terminated for “Cause,” within the meaning of clause (1) or (2) above, unless the Executive has been given written notice by the Board stating the basis for such termination and the Executive is given 20 days to cure the neglect or conduct that is the basis of any such claim and, if the Executive fails to cure such conduct, or such conduct cannot be cured, the Executive has an opportunity to be heard before the full Board and after such hearing, the Board gives the Executive written notice confirming that in the judgment of a majority of all directors of the Company (other than the Executive), “Cause” for terminating the Executive’s employment on the basis set forth in the notice exists.

(b) Termination without Cause by the Company. The Company may also terminate the Executive’s employment with the Company at any time without Cause. If the Company terminates the Executive’s services without Cause, the Executive shall be entitled to receive from the Company (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any); (ii) any accrued but unused vacation time as of the effective date of termination; (iii) all unreimbursed expenses (if any), subject to Section 2(d); (iv) continued payment of the Executive’s Base Salary through the Retirement Date, payable in substantially equal installments on the same schedule that Base Salary was paid immediately prior to the Executive’s date of termination, commencing on the first such scheduled payroll date that occurs on or following the date that is 30 days after the Executive’s termination of employment (with the first such payment covering the period between the Executive’s date of termination and the date of such first payment), subject to the Executive’s compliance with the requirement to deliver the release contemplated pursuant to Section 4(a); provided, however, that in no event shall any amounts payable under this clause (iv) be paid later than March 15, 2022; and (v) the payment or provision of any Other Benefits. For the avoidance of doubt, in such event, (x) the vesting of the FY2021 RSUs shall be accelerated as provided in Section 2(b)(iii) and (y) the Executive  shall not have a right to receive any amounts under the Company’s severance policy and  hereby waives any and all rights thereunder.
(c) Termination by Voluntary Resignation by the Executive. The Executive may terminate the Executive’s employment with the Company at any time prior to the Retirement Date by voluntary resignation. Upon such termination, the Company shall have no further obligation to the Executive hereunder except for the payment of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits. For the avoidance of doubt, in such event, the Executive shall forfeit the FY2021 RSUs and have no right to receive any amounts under the Company’s severance policy upon the Executive’s voluntary resignation.
(d) Disability. The Executive’s employment shall be terminable by the Company, subject to applicable law and the Company’s short-term and long-term disability policies then in effect, if the Executive becomes physically or mentally disabled, whether totally or partially, such that the Executive is prevented from performing the Executive’s usual duties and services hereunder for a period of 180 consecutive days as determined by a medical doctor selected by the Company and reasonably acceptable to the Executive or the Executive’s legal representative (“Disability”). If the Executive’s employment is terminated by the Company due to the Executive’s Disability, the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive or the Executive’s legal guardian or representative, as appropriate, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits. For the avoidance of doubt, in such event, (x) the vesting of the FY2021 RSUs shall be accelerated as provided in Section 2(b)(iii) and (y) the Executive shall have no right to receive any amounts under the Company’s severance policy.
(e) Death. If the Executive shall die during the Transition Period, this Agreement shall terminate on the date of the Executive’s death and the Company shall have no further obligation to the Executive hereunder except for the payment to the Executive’s estate of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits. For the avoidance of doubt, in such event, (x) the vesting of the FY2021 RSUs shall be accelerated as provided in Section 2(b)(iii) and (y) the Executive shall have no right to receive any amounts under the Company’s severance policy.
(f) Expiration of Agreement on the Retirement Date. The Executive’s employment hereunder shall terminate on the Retirement Date, in which case the Company shall have no further obligation to the Executive hereunder, except for the payment to the Executive of (i) the portion of the Base Salary for periods prior to the Retirement Date that are accrued but unpaid (if any), (ii) any accrued but unused vacation time as of the effective date of termination, (iii) all unreimbursed expenses (if any), subject to Section 2(d), and (iv) the payment or provision of any Other Benefits. For the avoidance of doubt, if the Executive’s employment hereunder terminates on the Retirement Date, other than by reason of death or for Cause, such termination shall be treated as a Retirement for purposes of the Executive’s then-outstanding equity incentive awards granted under the Stock Incentive Plan. For the avoidance of doubt, the Executive shall have no right to receive any amounts under the Company’s severance policy upon the Executive’s termination on the Retirement Date.
(g) Notice of Termination. Any termination by the Company or by the Executive, other than a termination by reason of the Executive’s death or upon the Retirement Date, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(c). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment, if such termination is for Cause or due to the Executive’s Disability, and (iii) specifies the date of termination, if it is other than the date of receipt of such notice.
(h) Date of Termination. The date of termination of employment shall be (i) the date on which the Notice of Termination is received, unless a later date is mutually agreed or is subject to a cure period, if the Executive’s employment is terminated by the Company with or without Cause or due to the Executive’s Disability, or the Executive voluntarily resigns, (ii) the date of the Executive’s death, if the Executive’s employment is terminated by reason of death, and (iii) the Retirement Date, if the Executive remains employed with the Company on the Retirement Date.
(i) Resignation. Upon termination of the Executive’s employment for any reason, the Executive agrees to resign, effective as of the date of termination, from any positions that the Executive holds with the Company (including, without limitation, the Board (and any committee thereof) and the boards of directors of any PVH subsidiary or joint venture); provided, however, that the Executive shall not be required to resign from the Board (or any committee thereof), if the termination of employment is upon the Retirement Date.
4. Effect of Termination.  (a)  Full Settlement.  The amounts paid to the Executive pursuant to Section 3(b) following termination of the Executive’s employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims the Executive may have with respect to the Executive’s employment by the Company and the termination thereof, other than as expressly provided in Section 2(b).  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims.  In consideration of the Executive’s receipt thereof, each of the Executive and the Company agree to execute a mutual general release in favor of the other party, substantially in the form attached hereto as Exhibit A.  The payments and provision of benefits to the Executive required by Section 3(b), other than amounts that are required to be paid to the Executive under applicable law, shall be conditioned upon the Executive’s delivery (and non-revocation prior to the expiration of the revocation period contained in the release) of such release in favor of the Company, subject to the Company’s delivery to the Executive of such release in favor of the Executive; provided that such conditions are met on or before the date that is 30 days after the date of the Executive’s termination of employment.  Notwithstanding the foregoing, nothing herein shall be construed to release the Company or the Executive from any obligations that continue following the Executive’s date of termination, including without limitation, the Company’s obligations to indemnify the Executive as set forth in Section 7(h) and the Executive’s obligations under Section 5.
(b) No Duplication; No Mitigation.  In no event shall the Executive be entitled to duplicate payments or benefits under different provisions of this Agreement or pursuant to the terms of any other plan, program or arrangement of the Company or its affiliates.  In the event of any termination of the Executive’s employment, the Executive shall be under no obligation to seek other employment, and, there shall be no offset against amounts due the Executive under this Agreement or pursuant to any plan of the Company or any of its affiliates on account of any remuneration attributable to any subsequent employment or any claim asserted by the Company or any of its affiliates.
5. Restrictive Covenants.
(a) Confidentiality. The Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the business of the Company, including, without limitation, all types of trade secrets, vendor and customer lists and information, employee lists and information, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used, other than for the benefit of the Company, at any time. The Executive further agrees that at any time during the Transition Period or thereafter the Executive will not divulge to anyone (other than the Company or any Person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except (i) as (and only to the extent) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4(a). The Executive further agrees that following the termination of the Executive’s employment for any reason, (A) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive and (B) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).
(b) Non-Interference. The Executive acknowledges that information regarding the Company’s business and financial relations with its vendors and customers is Confidential Information and proprietary to the Company and that any interference with such relations based directly or indirectly on the use of such information would cause irreparable damage to the Company. The Executive acknowledges that by virtue of the Executive’s employment with the Company, the Executive has gained or may gain knowledge of such information concerning the Company’s vendors and customers (respectively “Vendor Information” or “Customer Information”), and that the Executive would inevitably have to draw on this Vendor Information and Customer Information and on other Confidential Information if the Executive were to solicit or service the Company’s vendors or customers on behalf of a competing business enterprise. Accordingly, and subject to the immediately following sentence, the Executive agrees that during the Transition Period and for a period of 18 months following the termination thereof, the Executive will not, on behalf of himself or any other Person, other than the Company, directly or indirectly do business with, solicit the business of, or perform any services for any actual vendor or customer of the Company, any Person that has been a vendor or customer of the Company within the 12-month period preceding such termination or any actively solicited prospective vendor or customer as to whom or which the Executive provided any services or as to whom or which the Executive has knowledge of Vendor Information, Customer Information or Confidential Information. The foregoing restrictive covenant shall only apply to business activities engaged in by the Executive on behalf of himself or any other Person that are directly competitive with those of the operating divisions of the Company in which the Executive has worked or over which the Executive has or has had supervisory responsibility, in terms of channels of distribution, types of products, gender for which the products have been designed and similarity of price range. In addition, the Executive agrees that, during the Transition Period and such 18-month period thereafter, the Executive will not, directly or indirectly, seek to encourage or induce any such vendor or customer to cease doing business with, or lessen its business with, the Company, or otherwise interfere with or damage (or attempt to interfere with or damage) any of the Company’s relationships with its vendors and customers, except in the ordinary course of the Company’s business.
(c) Non-Competition. The Executive agrees that, during the Transition Period and for a period of 18 months following the termination of Executive’s employment, the Executive shall not, without the prior written consent of the Company, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in any business of, provide services to, enter the employ of, or have any interest in, any other person, firm, corporation or other entity that is engaged in a business that is in competition with the primary businesses or products of the Company as of the date of the termination of the Executive’s employment a (“Competitive Entity”). Notwithstanding the foregoing, it shall not be deemed to be a breach of this Section 5(c) if, following the six month anniversary of the later of (i) the date of the termination of the Executive’s employment or (ii) the date the Executive retires from the Board, but in no event prior to February 1, 2022, the Executive takes an ownership position in or serves as a non-employee director of any Competitive Entity, other than Hugo Boss AG, Ralph Lauren Corporation, VF Corporation, G-III Apparel Group, Ltd., Tapestry, Inc. and Capri Holdings Limited (together with their successors, collectively, the “Restricted Companies”), provided that with respect to any Competitive Entity (other than a Restricted Company), during such applicable period (x) the Executive does not become involved in or otherwise become responsible for, the active management of the Competitive Entity and (y) prior to taking an ownership position in or agreeing to serve as a non-employee director of the Competitive Entity, the Executive confirms with PVH that the Company does not intend to invest in or acquire the Competitive Entity or enter into any other transaction or relationship with the Competitive Entity that would, in PVH’s reasonable judgment, make the Executive’s ownership in or service as a director of the Competitive Entity problematic for the Company.  Nothing herein shall restrict the Executive from owning, for personal investment purposes only, less than 5% of the voting stock of any publicly held corporation or 2% of the ownership interest in any non-publicly held company, if the Executive has no other connection or relationship with the issuer of such securities.
(d) Non-Solicitation. The Executive agrees that during the Transition Period and for a period of 18 months following the termination thereof for any reason, the Executive will not hire or solicit to hire, whether on the Executive’s own behalf or on behalf of any other Person (other than the Company), any employee of the Company or any individual who had left the employ of the Company within 12 months of the termination of the Executive’s employment with the Company. In addition, during the Transition Period and such 18-month period thereafter, the Executive will not, directly or indirectly, encourage or induce any employee of the Company to leave the Company’s employ, except in the ordinary course of the Company’s business.
(e) Public Comment. The Executive, during the Transition Period and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, stockholders or employees. Similarly, the then current (i) members of the Board and (ii) members of the Company’s senior management shall not make any derogatory comment concerning the Executive.
(f) Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 5 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights and (ii) the Executive acknowledges and agrees that the restrictions will not prevent the Executive from obtaining gainful employment subsequent to the termination of the Executive’s employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.
(g) Injunctive Relief. The Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 5 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.
(h) Notwithstanding anything to the contrary herein, the Executive understands that nothing in this Agreement restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).
6. Work for Hire. The Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.
7. Miscellaneous.
(a) Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of the Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.
(b) Survival. The provisions of Sections 3, 4, 5, 6 and 7 shall survive the termination of this Agreement pursuant to Section 3.
(c) Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:
If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records
If to the Company at:

PVH Corp.
200 Madison Avenue
New York, New York 10016
Attention: Executive Vice President, General Counsel and Secretary

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.
(d) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles thereof relating to the conflict of laws.
(e) Consent to Jurisdiction. Except as provided in Section 7(i), any judicial proceeding brought against the Executive with respect to this Agreement may be brought in any court of competent jurisdiction in the Borough of Manhattan in the City and State of New York and, by execution and delivery of this Agreement, the Executive: (i) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and (ii) irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
(f) Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.
(g) Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(h) Indemnification. The Executive shall be entitled to indemnification (and the advancement of expenses) in connection with a litigation or proceeding arising out of the Executive’s acting as Chief Executive Officer,  Chairman of the Board or an employee, officer or director of the Company (or, to the extent such service is requested by the Company, any of its affiliates), to the maximum extent permitted by applicable law; provided, however, that in the event that it is finally determined that the Executive is not entitled to indemnification, the Executive shall promptly return any advanced amounts to the Company. In addition, the Executive shall be entitled to liability insurance coverage pursuant to a Company-purchased directors and officers liability insurance policy on the same basis as other directors and officers of the Company.
(i) Legal Fees. The Company agrees to reimburse the Executive (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the fullest extent permitted by law, for all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), provided, that the Executive prevails with respect to at least one substantive issue in dispute. In order to comply with Section 409A, in no event shall the payments by the Company under this Section 7(i) be made later than the end of the calendar year next following the calendar year in which any such contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such contest is finally resolved. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.
(j) Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
(k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.
(l) Waiver of Jury Trial. The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.
(m) Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, the Employment Agreement and any agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof, excluding the CAP Agreement. Notwithstanding the foregoing, this Agreement does not cancel or supersede the Plans as defined in Section 2(b) or the plans referred to in Section 2(c). This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. The Executive acknowledges that the Executive is entering into this Agreement of the Executive’s own free will and accord with no duress, and that the Executive has read this Agreement and understands it and its legal consequences.
(n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of a manually executed copy of this Agreement.
(o) Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A. The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A. If any provision of this Agreement or any payment made hereunder fails to meet the requirements of Section 409A, the Company shall have no liability for any tax, penalty or interest imposed on the Executive by Section 409A, and the Executive shall have no recourse against the Company for payment of any such tax, penalty, or interest imposed by Section 409A.
[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PVH CORP.

By: /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President

/s/ Emanuel Chirico
Name: Emanuel Chirico
Title: Chairman and Chief Executive Officer
Date: January 31, 2021

EXHIBIT A
RELEASE
1. TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT EMANUEL CHIRICO (the “Releasor”), on behalf of himself and the Executive’s heirs, executors, administrators and legal representatives, in consideration of the severance to be paid as set forth in Section 3(b)(iv) of the Transition Agreement between the Releasor and PVH Corp., dated as of January 31, 2021 (as the same may have been heretofore amended, the “Agreement”) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, hereby irrevocably, unconditionally, generally and forever releases and discharges PVH Corp.,  together with its current and former affiliates and subsidiaries (the “Company”), each of their respective current and former officers, directors, employees, agents, representatives and advisors and their respective heirs, executors, administrators, legal representatives, receivers, affiliates, beneficial owners, successors and assigns (collectively, the “Releasees”), from, and hereby waives and settles, any and all, actions, causes of action, suits, debts, promises, damages, or any liability, claims or demands, known or unknown and of any nature whatsoever and which the Releasor ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Release arising directly or indirectly pursuant to or out of the Executive’s employment with the Company or the termination of such employment (collectively, “Claims”), including, without limitation, any Claims (i) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or worker or workplace protection and/or specifically prohibit discrimination based upon age, race, religion, gender, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, as amended, the Older Workers Benefit Protection Act (“OWBPA”), the Equal Pay Act, Rehabilitation Act of 1973, Sarbanes-Oxley Act of 2002, the Worker Adjustment Retraining and Notification (“WARN”) Act, the New York and New Jersey WARN statutes, the New York State and New York City Human Rights Laws, as amended, New York State Labor Laws, the laws of the States of New York and New Jersey, the City of New York and Somerset County, New Jersey relating to discrimination and employment, including, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New York and New Jersey Constitutions, and any and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (ii) arising under or pursuant to any contract, express or implied, written or oral, including, without limitation, the Agreement; (iii) for wrongful dismissal or termination of employment; (iv) for tort, tortious or harassing conduct, infliction of mental or emotional distress, fraud, libel or slander; and (v) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.  This Release shall not apply to any claim that the Releasor may have for a breach by the Company of Section 3(b)(iv), 5(e), 7(h) or 7(i) of the Agreement or the “CAP Agreement” (as such term is defined in the Agreement) or any plan or program of the type referred to in Sections 2(b) and 2(c) of the Agreement in which the Releasor was a participant.

The Releasor agrees not to file, assert or commence any Claims against any Releasee with any federal, state or local court or any administrative or regulatory agency or body.  Notwithstanding the foregoing, nothing herein shall constitute a release by the Releasor of a claim to the extent such claim is not waivable as a matter of applicable law.  Without limiting the generality of the foregoing, nothing herein shall affect any right to file an administrative charge with the Equal Employment Opportunity Commission, subject to the restriction that if any such charge is filed, the Releasor agrees not to violate the confidentiality provisions of the Agreement and further agrees and covenants that should the Releasor or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the Equal Employment Opportunity Commission, civil action, suit or legal proceeding against the Releasees (or any of them) involving any Claim, the Releasor will not seek or accept any personal relief (including, but not limited to, a monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.
The Releasor represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Releasor may have against the Releasees, or any of them, and the Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any Claims, or other liability, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the Releasor under this indemnity.  The Releasor agrees that if the Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any Claim released hereunder, or in any manner asserts against the Releasees, or any of them, any Claim released hereunder, then the Releasor shall pay to the Releasees, and each of them, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim.  The Releasor hereby waives any right to, and agrees not to, seek reinstatement of the Executive’s employment with the Company or any Releasee.  The Releasor acknowledges that the amounts to be paid to the Executive under Section 3(b)(iv) of the Agreement include benefits, monetary or otherwise, which the Releasor has not earned or accrued, or to which the Executive is not already entitled.
The Releasor acknowledges that the Executive was advised by the Company to consult with the Executive’s attorney concerning the waivers contained in this Release, that the Executive has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that the Executive is forever foreclosed from pursuing any of the rights so waived.  The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to the Executive to consider whether to sign it.  In addition, in the event that the Releasor elects to sign and return to PVH Corp. a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to PVH Corp., 200 Madison Avenue, New York, New York 10016, Attention: General Counsel, within the Revocation Period.  This Release, and the Releasor’s right to receive the amounts to be paid to the Executive under Section 3(b), shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of the Executive’s right of revocation.
2. Company’s Release.  TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT, for and in consideration of the obligations upon the Releasor as set forth in the Agreement, and for other good and valuable consideration, the Company hereby (on its own behalf and that of its affiliates, divisions and predecessors and successors and the directors and officers of the Company in their capacity as such (collectively, the “Releasing Entities”)) releases the Releasor and the Executive’s heirs, executors, successors and assigns (the “Executive Released Parties”) of and from all debts, obligations, promises, covenants, collective bargaining obligations, agreements, contracts, endorsements, bonds, controversies, suits, claims or causes of every kind and nature whatsoever, arising out of, or related to, the Executive’s employment with the Company and its affiliates, the Executive’s separation from employment with the Company and its affiliates or derivative of the Releasor’s employment, which the Releasing Entities now have or may have against the Executive Released Parties, whether known or unknown, by reason of facts which have occurred on or prior to the date that the Company has signed this Release; provided, however, that nothing contained in this Release shall release the Executive Released Parties from any claim or form of liability arising out of acts or omissions by the Releasor which constitute a violation of the criminal or securities laws of any applicable jurisdiction or for which the Releasor would not be indemnified under applicable law.  Notwithstanding anything else herein to the contrary, this Release shall not affect the obligations of the Releasor set forth in the Agreement or any other obligations that by their terms are to be performed after the date hereof by the Releasor.
3. No Amendment.  This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and PVH Corp.
4. Governing Law.  This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflict of laws.

IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of _____________________________, 20__.

Emanuel Chirico

SWORN TO AND SUBSCRIBED
BEFORE ME THIS ____ DAY OF
____________________, 20__.

Notary Public